EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2023 Results
ATLANTA, May 1, 2023--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in major U.S. Sunbelt markets, today announced its results for the quarter ended March 31, 2023.

Highlights for the Three Months Ended March 31, 2023:

Financial Results:

	Three Months Ended
(in 000s other than per share amounts )	March 31, 2023	March 31, 2022
Net income/(loss) applicable to Piedmont	$(1,367)	$59,964
Net income/(loss) per share applicable to common stockholders - diluted	$(0.01)	$0.49
Gain on sale of real estate assets	$0	$50,673
Interest expense	$22,077	$13,898
Core Funds From Operations ("Core FFO") applicable to common stock	$56,344	$62,863
Core FFO per diluted share	$0.46	$0.51
Adjusted Funds From Operations applicable to common stock	$36,792	$38,576
•Net loss applicable to Piedmont for the three months ended March 31, 2023 was $1.4 million, as compared to net income applicable to Piedmont of $60.0 million for the three months ended March 31, 2022.
•The results for the first quarter of 2023 did not include any gain on sale of real estate assets; the results for the first quarter of 2022 included an approximate $50.7 million gain on sale of real estate assets.
•Core FFO, which removes the impact of the gain on sale of real estate assets mentioned above, as well as depreciation and amortization expense, was $0.46 per diluted share for the first quarter of 2023, as compared to $0.51 per diluted share for the first quarter of 2022. The $.05 per diluted share decrease was primarily attributable to an $8.2 million, or $.07 per diluted share, increase in interest expense during the first quarter of 2023, and was partially offset by continued growth in Property Net Operating Income, as compared to the first quarter of 2022.

Leasing:

Three Months Ended March 31, 2023
# of lease transactions	46
Total leasing sf	543,560
New tenant leasing sf	269,554
Cash rent roll up	5.7%
Accrual rent roll up	9.9%
Leased Percentage as of period end	86.1%
•The Company completed approximately 544,000 square feet of leasing transactions during the first quarter, half of which, or 270,000 square feet, was for new tenant leasing, the largest quarterly amount of new tenant leasing since 2018.
•The average size lease executed during the first quarter of 2023 was approximately 12,000 square feet and the weighted average lease term was approximately eight years.
•The two largest leases completed during the quarter were both for new tenants in the Company's Dallas portfolio:
◦An energy company leased approximately 70,000 square feet through 2035 at Las Colinas Corporate Center I; and
◦A logistics company leased approximately 58,000 square feet through 2035 at One Galleria Tower.
•Cash and accrual basis rents on leases executed during the quarter ended March 31, 2023 for space vacant one year or less increased approximately 6% and 10%, respectively.
•The Company's scheduled lease expirations for the remainder of 2023 represent less than 5% of its annualized lease revenue.
•During the first quarter of 2023, Same Store NOI - Cash decreased 1.5% due to timing of leases representing approximately 2% of the Company's annualized lease revenue expiring, combined with an approximately 600,000 square foot increase in executed leases for vacant space yet to commence or under rental abatement as compared to the first quarter of 2022.
•As of March 31, 2023, the Company had approximately 1.3 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $40 million of future additional annual cash revenue. Consequently, the Company estimates Same Store NOI, on both a cash and accrual basis, will increase approximately 1-3% on an annual basis in 2023.
•The Company's leased percentage as of March 31, 2023 was 86.1%, down slightly from 86.7% at December 31, 2022 due to expirations during the first quarter of 2023 noted above; however, the Company affirms its previous estimate of its year end leased percentage between 87-88%.
•The Company has executed over 200,000 square feet of total leasing thus far in the second quarter of 2023, including approximately 125,000 square feet of new tenant leasing.

Balance Sheet:

(in 000s except for ratios)	March 31, 2023	December 31, 2022
Cash and Cash Equivalents	$170,593	$16,536
Total Real Estate Assets	$3,486,797	$3,500,624
Total Assets	$4,237,460	$4,085,525
Total Debt	$2,197,955	$1,983,681
Weighted Average Cost of Debt	4.13%	3.89%
Debt-to-Gross Assets Ratio	40.4%	37.6%
Net Debt-to-Gross Assets less Cash and Cash Equivalents Ratio	38.5%	37.4%
Average Net Debt-to-Core EBITDA (ttm)	6.1 x	6.0 x
•As previously announced, during the three months ended March 31, 2023, the Company entered into a new $215 million term loan facility priced at adjusted SOFR + 105 bps with a final extended maturity date of January 31, 2025. The Company plans to use the proceeds from the facility, along with a combination of other cash on hand, potential proceeds from select property dispositions, and/or draws on its $600 million line of credit to repay its $350 million in Unsecured Senior Notes that mature in June 2023.

ESG and Operations:
•During the first quarter, Piedmont was named a 2023 ENERGY STAR Partner of the Year, marking the third consecutive year that Piedmont has attained this designation. The Company's most recent annual ESG Report, which includes Sustainability Accounting Standards Board (SASB) metrics and information that aligns with the Task Force on Climate-related Financial Disclosures (TCFD) framework, is available on the Company's website at www.piedmontreit.com/ESG.
•Two of the Company's Minneapolis properties, Norman Pointe I and US Bancorp Center, and one of the Company's Boston properties, 25 Burlington Mall Road, won regional The Outstanding Building of the Year ("TOBY") awards. The award is presented by the Building Owners and Managers Association ("BOMA") and recognizes excellence in building management.

Commenting on first quarter results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "Last year’s leasing momentum has continued into 2023 with over 500,000 square feet of leasing during the first quarter, including the most quarterly new tenant leasing Piedmont has achieved since 2018. While the office sector is undoubtedly facing headwinds, the demand for well-amenitized, well-located space owned by financially stable landlords remains strong, particularly in our Sunbelt markets. Top-tier office properties in their respective submarkets continue to garner outsized demand and the “flight-to-quality” we’re witnessing in the marketplace now encompasses a landlord’s financial stability along with the building’s physical characteristics. Piedmont continues to differentiate its workplace offering to drive leasing velocity and actively gain market share. Additionally, in the first quarter we increased financial liquidity ahead of our near-term bond maturity with the issuance of a new unsecured term loan, a testament to the strength of our balance sheet and the depth of our banking relationships. Last, I’m proud to share that Piedmont was honored as an ENERGY STAR Partner of the Year, making this our third consecutive year for the achievement and recognizing our commitment to maintaining sustainable, wellness-oriented, working environments."

Second Quarter 2023 Dividend

On May 1, 2023, the board of directors of Piedmont declared a dividend for the second quarter of 2023 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 26, 2023, payable on June 16, 2023.

Guidance for 2023

After considering year to date results and updated projections, the Company affirms its previously issued guidance for the year ending December 31, 2023 as follows:

(in millions, except per share data)	Low	High
Net income/(loss)	$(1)	$1
Add:
Depreciation	144	151
Amortization	80	84
Core FFO applicable to common stock	$223	$236
Core FFO applicable to common stock per diluted share	$1.80	$1.90

Executed leasing activity for 2023 is estimated to be in the range of 1.6 to 2.0 million square feet with year-end leased percentage anticipated to be between 87-88%, before the impacts of acquisition and disposition activity.
This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions. No speculative acquisitions or dispositions are included in the above guidance. The Company will adjust guidance throughout the year as such transactions occur, and as new debt agreements are completed, if interest rates differ from current assumptions.
Note that actual results could differ materially from these estimates and individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of any future dispositions, significant lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, one-time revenue or expense events, and other factors discussed under "Forward Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended March 31, 2023 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Tuesday, May 2, 2023 at 9:00 A.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 348299. A replay of the conference call will be available through May 16, 2023, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 48117. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2023 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2023 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in major U.S. Sunbelt markets. Its approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2023 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income/(Loss), Depreciation, Amortization, Core FFO and Core FFO per diluted share, leasing activity, leased percentage, and estimated increase in Same Store NOI for the year ending December 31, 2023. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socio-economic (including work from home), technological (e.g. Metaverse, Zoom, etc), and other changes that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of annualized lease revenue; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; impairment charges on our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including economic changes, such as rising interest rates, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; risks associated with incurring mortgage and other indebtedness, including changing capital reserve requirements on our lenders and rapidly rising interest rates in the public bond markets, could impact our ability to finance properties or refinance existing debt or significantly increase operating/financing costs; a downgrade in our credit rating could materially adversely affect our business and financial condition; the effect of future offerings of debt or equity securities on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent; uncertainties associated with environmental and regulatory matters; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject;

additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the three months ended March 31, 2023.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	March 31, 2023	December 31, 2022
Assets:
Real estate assets, at cost:
Land	$567,244	$567,244
Buildings and improvements	3,714,572	3,682,000
Buildings and improvements, accumulated depreciation	(947,209)	(915,010)
Intangible lease assets	190,180	205,074
Intangible lease assets, accumulated amortization	(83,997)	(90,694)
Construction in progress	46,007	52,010
Total real estate assets	3,486,797	3,500,624
Cash and cash equivalents	170,593	16,536
Tenant receivables	6,280	4,762
Straight line rent receivables	176,320	172,019
Restricted cash and escrows	4,183	3,064
Prepaid expenses and other assets	26,810	17,152
Goodwill	82,937	82,937
Interest rate swaps	2,899	4,183
Deferred lease costs	486,694	505,979
Deferred lease costs, accumulated depreciation	(206,053)	(221,731)
Total assets	$4,237,460	$4,085,525
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $14,045 and $13,319, respectively	$2,000,955	$1,786,681
Secured Debt	197,000	197,000
Accounts payable, accrued expenses, and accrued capital expenditures	98,464	110,306
Dividends payable	—	25,357
Deferred income	67,056	59,977
Intangible lease liabilities, less accumulated amortization	53,494	56,949
Interest rate swaps	394	—
Total liabilities	2,417,363	2,236,270
Stockholders' equity:
Common stock (123,642,953 and 123,439,558 shares outstanding as of March 31, 2023 and December 31, 2022, respectively)	1,236	1,234
Additional paid in capital	3,710,767	3,711,005
Cumulative distributions in excess of earnings	(1,883,225)	(1,855,893)
Other comprehensive income	(10,266)	(8,679)
Piedmont stockholders' equity	1,818,512	1,847,667
Noncontrolling interest	1,585	1,588
Total stockholders' equity	1,820,097	1,849,255
Total liabilities and stockholders' equity	$4,237,460	$4,085,525

Net debt (Unsecured and Secured Debt less Cash and cash equivalents)	2,027,362	1,967,145
Total Principal Amount of Debt Outstanding (Unsecured and Secured Debt plus discounts and unamortized debt issuance costs)	2,212,000	1,997,000

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2023	3/31/2022
Revenues:
Rental and tenant reimbursement revenue	$136,829	$131,912
Property management fee revenue	507	651
Other property related income	5,031	3,586
Total revenues	142,367	136,149
Expenses:
Property operating costs	57,791	53,622
Depreciation	35,797	31,515
Amortization	22,031	22,252
General and administrative	7,691	7,595
Total operating expenses	123,310	114,984
Other income (expense):
Interest expense	(22,077)	(13,898)
Other income	1,656	2,024
Gain on sale of real estate assets	—	50,673
Total other income (expense)	(20,421)	38,799
Net income/(loss)	(1,364)	59,964
Net income applicable to noncontrolling interest	(3)	—
Net income/(loss) applicable to Piedmont	$(1,367)	$59,964
Weighted average common shares outstanding - diluted	123,550	123,510
Net income/(loss) per share applicable to common stockholders - diluted	$(0.01)	$0.49

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2023		3/31/2022
GAAP net income/(loss) applicable to common stock	$(1,367)		$59,964
Depreciation of real estate assets(1)	35,690		31,332
Amortization of lease-related costs	22,021		22,240
Gain on sale of real estate assets	—		(50,673)
NAREIT Funds From Operations and Core Funds From Operations applicable to common stock*	56,344		62,863
Amortization of debt issuance costs and discounts on debt	1,239		778
Depreciation of non real estate assets	97		173
Straight-line effects of lease revenue	(3,187)		(2,577)
Stock-based compensation adjustments	183		(552)
Amortization of lease-related intangibles	(3,412)		(3,162)
Non-incremental capital expenditures(2)	(14,472)		(18,947)
Adjusted Funds From Operations applicable to common stock*	$36,792		$38,576
Weighted average common shares outstanding - diluted	123,690	(3)	123,510
NAREIT Funds From Operations and Core Funds From Operations per share (diluted)	$0.46		$0.51

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

(3)Includes potential dilution under the treasury stock method that would occur if our remaining unvested and potential stock awards vested and resulted in additional common shares outstanding. Such shares are not included when calculating net loss per diluted share applicable to Piedmont for the three months ended March 31, 2023 as they would reduce the loss per share presented.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	3/31/2023	3/31/2022	3/31/2023	3/31/2022

Net income/(loss) applicable to Piedmont (GAAP)	$(1,367)	$59,964	$(1,367)	$59,964
Net income applicable to noncontrolling interest	3	—	3	—
Interest expense	22,077	13,898	22,077	13,898
Depreciation	35,787	31,505	35,787	31,505
Amortization	22,021	22,240	22,021	22,240
Depreciation and amortization attributable to noncontrolling interests	20	22	20	22
Gain on sale of real estate assets	—	(50,673)	—	(50,673)
EBITDAre* and Core EBITDA*	78,541	76,956	78,541	76,956
General & administrative expenses	7,691	7,595	7,691	7,595
Management fee revenue	(293)	(362)	(293)	(362)
Other income	(1,440)	(1,808)	(1,440)	(1,808)
Reversal of non-cash general reserve for uncollectible accounts	(400)	—
Straight line effects of lease revenue	(3,187)	(2,577)
Straight line effects of lease revenue attributable to noncontrolling interests	(4)	(1)
Amortization of lease-related intangibles	(3,412)	(3,162)
Property NOI*	77,496	76,641	84,499	82,381
Net operating (income)/loss from:
Acquisitions	(5,073)	—	(7,368)	—
Dispositions	25	(3,080)	25	(3,161)
Other investments(1)	164	189	62	247
Same Store NOI*	$72,612	$73,750	$77,218	$79,467
Change period over period in Same Store NOI	(1.5)%	N/A	(2.8)%	N/A

(1)Other investments consist of our investments in active, out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results of 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income/(loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income/(loss) (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income/(loss) (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.